Exhibit 10.23

FIRST AMENDMENT TO PROMISSORY NOTE

THIS FIRST AMENDMENT TO PROMISSORY NOTE (this “Amendment”) dated as of July 8, 2013, amends that certain Amended and Restated Non-Negotiable Secured Convertible Subordinated Promissory Note in the original principal amount of $3,300,000 dated December 3, 2012 (the “Note”) given by VeriTeQ Acquisition Corporation, a Florida corporation (“Borrower”) in favor of SNC Holdings Corp., a Delaware corporation (“Lender”).

WHEREAS, Borrower has requested Lender to extend the maturity date of the Note until June 30, 2015;

WHEREAS, Borrower has requested Lender waive its right to prepayment of the Note in connection with the Borrower’s proposed transaction with Digital Angel Corporation (the “DIGA Transaction”); and

WHEREAS, the Lender has agreed to Borrower’s requests described above on the terms and conditions of this Amendment.

NOW, THEREFORE, in consideration of these premises, the parties agree as follows:

1.     All capitalized terms used in this Amendment that are not defined herein shall have the meanings ascribed to them in the Note, unless the context specifically requires otherwise.

2.     The Note is hereby amended to extend the maturity date of the Note until June 30, 2015.

3.     Section 1(c) of the Note is hereby deleted in its entirety.

4.     The Lender hereby waives any and all restrictions, notification requirements, covenants, events of default, or agreements set forth in Section 1(f) of the Note in connection with the consummation of the transactions contemplated by the DIGA Transaction, including any right to prepayment of the outstanding Principal Amount of the Note. The Lender also acknowledges that the DIGA Transaction does not constitute an Event of Default under the Note or the Security Agreement with the Lender.

5.     As of the date hereof, Borrower acknowledges that the DIGA Transaction will not disadvantage the Lender by diminishing in any material respect the shares of Borrower being exchanged for DIGA shares that are beneficially owned by Scott R. Silverman as of the date of the consummation of the DIGA Transaction. As such, immediately prior to the DIGA Transaction, Mr. Silverman owned 58% of Borrower on a fully diluted basis, and on the closing date of the DIGA Transaction, Mr. Silverman will own 53% of DIGA on a fully diluted basis. This provision in no way obligates Mr. Silverman to maintain a 53% interest in DIGA following the closing of the DIGA Transaction.

6.     Except as may be expressly amended or supplemented by this First Amendment to Promissory Note, the Note has continued and shall continue in full force and effect in accordance with its terms, and Borrower and Lender intend that this First Amendment shall not constitute a novation.

7.     This Amendment may be executed in any number of counterparts with the same effect as if all parties signed the same document. All such counterparts shall be construed together and shall constitute one instrument, but in making proof hereof it shall only be necessary to produce on such counterpart. Transmission by telecopier, facsimile or other form of electronic transmission of an executed counterpart of this Amendment shall be deemed to constitute due and sufficient delivery of such counterpart.

IN WITNESS WHEREOF, the parties have executed this First Amendment to Note as of the date first stated above.

VERITEQ ACQUISITION CORPORATION

By:	/s/ Scott R. Silverman
Name: Scott R. Silverman
Title: Chief Executive Officer

SNC HOLDINGS CORP.

By:	/s/ J. Gelles
Name: J. Gelles
Title: President

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